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                                   EXHIBIT 11

                        COMPUTATION OF PER SHARE EARNINGS

                    (in thousands, except earnings per share)


                                                       September 27,    September 28,    September 29,
                                                           1998             1997             1996
                                                          -------          -------          -------

CALCULATION OF NET EARNINGS
PER COMMON SHARE-BASIC

Net earnings                                              $68,372          $55,211          $41,710
                                                          -------          -------          -------


Weighted average common shares and
  common stock units outstanding -- basic                  88,055           79,645           74,667
                                                          -------          -------          -------

Net earnings per common share                             $  0.78          $  0.69          $  0.56
                                                          -------          -------          -------

CALCULATION OF NET EARNINGS PER COMMON AND
COMMON EQUIVALENT SHARE- DILUTED:(1)

Net earnings calculation:
  Net earnings                                            $68,372          $55,211          $41,710
  Add after-tax interest
    expense on debentures                                     348            4,300            1,248
  Add after-tax amortization of issuance
    costs related to the debentures                            30              354               93
                                                          -------          -------          -------

Adjusted net earnings                                     $68,750          $59,865          $43,051
                                                          -------          -------          -------

Weighted average shares outstanding calculation:

  Weighted average common shares
    and common stock units outstanding                     88,055           79,645           74,667
  Dilutive effect of outstanding common
    stock options                                           3,128            3,416            3,223
  Assuming conversion of convertible
    subordinated debentures                                   702            7,098            3,026
                                                          -------          -------          -------

Weighted average common and common equivalent
  shares outstanding                                       91,885           90,159           80,916
                                                          -------          -------          -------

Net earnings per common and common
  equivalent share -diluted                               $  0.75          $  0.66          $  0.53
                                                          -------          -------          -------

(1) Diluted earnings per share assumes conversion of the Company's convertible subordinated debentures using the "if converted" method, when such securities are dilutive, with income adjusted for the after-tax interest expense and amortization applicable to these debentures.



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